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Exhibit 16.1

[PwC Letterhead]

September 15, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Pinnacle Gas Resources, Inc. (copy attached), included in the section "Change in Independent Registered Public Accounting Firm" included in the Registration Statement of Pinnacle Gas Resources Inc. on Form S-1, which we understand will be filed with the Securities and Exchange Commission on or about September 15, 2006. We agree with the statements concerning our Firm in such Form S-1.

Very truly yours,

PricewaterhouseCoopers LLP
Houston, Texas

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We dismissed PricewaterhouseCoopers LLP, our previous independent auditors, on September 19, 2005 based on the recommendation of our board of directors. We did not have any disagreements with PricewaterhouseCoopers regarding any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreement would have caused PricewaterhouseCoopers to make reference to the subject matter of the disagreement in connection with their audit report. PricewaterhouseCoopers' audit reports on our financial statements did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

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  Exhibit 16.1
CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM